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                                                                    Exhibit 11.1


                         ROHR, INC., AND SUBSIDIARIES
          CALCULATION OF PRIMARY NET INCOME PER SHARE OF COMMON STOCK
                     (in thousands except per share data)

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
                                                                                           Year ended July 31,
                                                                      ------------------------------------------------------------
                                                                        1997        1996          1995         1994        1993
                                                                      -------    ----------    ----------   ----------  ----------
                                                                                 (Restated)    (Restated)   (Restated)  (Restated)
Net income (loss) from continuing operations before cumulative
 effect of accounting changes                                         ($3,368)    $22,278       $20,211      $23,341     ($26,488)

Income (loss) from discontinued operations, net of taxes                                          3,879        2,259       (6,324)

Loss from extraordinary item, net of taxes                             (2,654)                   (1,146)

Cumulative effect of accounting changes -- net of taxes                                                                  (223,950)
                                                                      -------     -------       -------      -------    ---------
Net income (loss) applicable to primary earnings per common
 share                                                                ($6,022)    $22,278       $22,944      $25,600    ($256,762)
                                                                      =======     =======       =======      =======    =========
Common stock and common stock equivalents:
  Average shares of common stock outstanding during the year           24,567      20,157        18,055       18,017       17,908
  Net effect of common stock equivalents (principally stock
   options and rights)                                                    900         657           158           45            1
                                                                      -------     -------       -------      -------    ---------
Total common stock and common stock equivalents                        25,467      20,814        18,213       18,062       17,909
                                                                      =======     =======       =======      =======    =========
Net income (loss) per average share of common stock:
  Net income (loss) from continuing operations before
   cumulative effect of accounting changes                             ($0.13)      $1.07         $1.11        $1.29        (1.48)

  Income (loss) from discontinued operations, net of taxes                                         0.21         0.12        (0.36)

  Extraordinary item, net of taxes                                      (0.11)                    (0.06)

  Cumulative effect of accounting changes -- net of taxes                                                                  (12.50)
                                                                      -------     -------       -------      -------    ---------
Primary net income (loss) per share                                    ($0.24)      $1.07         $1.26        $1.41      ($14.34)
                                                                      =======     =======       =======      =======    =========
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